EXHIBIT 2.6

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2018, by and between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Pivotal Williston Basin, LP, a Delaware limited partnership (“Seller”). Reference is made to the Purchase and Sale Agreement, dated July 17, 2018, between the Company and Seller (the “PSA”).

1.    Purchase and Sale of Shares. Upon the terms set forth in this Agreement, the Company hereby agrees to purchase from Seller, and Seller hereby agrees to sell to the Company, 1,034,946 shares of common stock of the Company, par value $.001 per share, owned by Seller (the “Shares”) at the purchase price specified in paragraph 2(a) hereof.

2.    Purchase Price.

(a)    The initial purchase price for the Shares to be purchased by the Company is $3,208,332.60 in cash (the “Initial Payment”).

(b)    If the simple average of the daily volume weighted average price of a share of Company common stock for each trading day during November 2018, as reported by Bloomberg Financial (the “November Test Price”), is greater than $3.10 per share, then Seller will be entitled to receive an additional payment equal to (x) the November Test Price minus $3.10, multiplied by (y) 517,473 (the “Supplemental Payment”); provided, however, that the maximum Supplemental Payment shall be $1,231,585.74.

3.    Amendment to PSA.

Schedule 3.1(c) of the PSA is hereby amended by changing the number of “Unrestricted Shares” for both October 2018 and November 2018 to “0”.

4.    Effective Date; Settlements.

(a)    On November 12, 2018 or a later date mutually agreed upon by the Company and Seller, Seller will transfer the Shares through the Depositary Trust Company to the Company’s transfer agent, Equinity Trust Company, for the Company’s account. Upon transfer of the Shares, the Company will pay the Initial Payment for all of the Shares purchased and sold hereunder by wire transfer of immediately available funds to such account as Seller shall have specified in writing at least one business day in advance.

(b)    On or before December 7, 2018, the Company will pay the Supplemental Payment (if any) by wire transfer of immediately available funds to such account as Seller shall have specified in writing at least one business day in advance.

5.    Representations and Warranties of Seller. Seller represents and warrants to the Company as follows as of the date hereof:

(a)    Seller owns all of the Shares free and clear of all liens, charges, pledges, encumbrances and rights of third parties. No person or entity has asserted any claim or commenced or, to Seller’s knowledge (as such term is defined in the PSA), threatened any litigation concerning Seller’s title to the Shares. Upon delivery of the Shares, Seller will convey to the Company lawful and valid title to the Shares, free and clear of any liens, pledges, encumbrances, charges, agreements, restrictions, or claims of any kind.

(b)    Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(c)    Seller has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

(d)    The execution, delivery and performance of this Agreement, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally.

(e)    The execution, delivery and performance of this Agreement by Seller, and the consummation and performance of the transactions contemplated hereby, will not result in a breach or violation by Seller of, or constitute a default by Seller under, any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which Seller is a party or by which Seller is bound, and no authorization, approval or consent of any third party is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

(f)    Seller has had the opportunity to review all reports, proxy statements, and other filings made by Company with the Securities and Exchange Commission through the date hereof (the “SEC Reports”). Seller also has had the opportunity to review all press releases of the Company through the date hereof. Seller acknowledges that it has been given the opportunity to ask questions of and receive answers from management of the Company with respect to the Company, including the Company’s business, financial performance and prospects.

(g)    The Company will not directly or indirectly have any responsibility, liability or expense for brokerage fees or expenses or other similar form of compensation in connection with this Agreement or any transaction contemplated hereby as a result of any undertaking or agreement entered into by Seller or its Affiliates.

6.    Representations and Warranties of Company. The Company represents and warrants to Seller as follows as of the date hereof:

(a)    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)    The Company has the corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby.

(c)    The execution, delivery and performance of this Agreement, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium or similar laws or by legal or equitable principles related to or limiting creditors’ rights generally.

(d)    The execution, delivery and performance of this Agreement by the Company, and the consummation and performance of the transactions contemplated hereby, will not result in a breach or violation by the Company of, or constitute a default by the Company under, any judgment, decree, order, governmental permit, license, agreement, indenture, instrument, statute, rule or regulation to which the Company is a party or by which the Company is bound, and no authorization, approval or consent of any third party is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

(e)    Seller will not directly or indirectly have any responsibility, liability or expense for brokerage fees or expenses or other similar form of compensation in connection with this Agreement or any transaction contemplated hereby as a result of any undertaking or agreement entered into by the Company or its Affiliates.

7.    Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

8.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

9.    Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

10.    Entire Agreement. This Agreement contains the complete agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings among the parties hereto with respect to such transactions.

11.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to any conflicts of law rules.

12.    Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

13.    Notices. All notices given in connection with this Agreement shall be sufficient in all respects if given in the manner, and to a party at its address specified in Section 13.2 of the PSA.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas L. O’Grady

Name:	Nicholas L. O’Grady

Title:	Chief Financial Officer

SELLER:

PIVOTAL WILLISTON BASIN, L.P.

By:	Pivotal Williston GP, LLC, its General Partner

By:	/s/ William B. DeArman
William B. DeArman, Vice President